EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 2, 2007 (except for the sixth paragraph of Note N, as to which the date is August 6, 2007) accompanying the financial statements as of December 31, 2005 and 2006 and the period March 31, 2005 to December 31, 2005 and the year ended December 31, 2006 of Consonus Acquisition Corp.  (Consonus Technologies, Inc. as of January 22, 2007). We have also issued our report dated May 2, 2007, accompanying the financial statements as of December 31, 2004 and for the year then ended and the period January 1, 2005 to May 30, 2005 of Consonus, Inc. These reports are contained in this Registration Statement on Form S-1. We consent to the use of the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

Salt Lake City, Utah

August 6, 2007